Exhibit 23.1     INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of International Smart Sourcing, Inc. on Form S-3 (File No. 333-48701) of our report dated March 12, 2008 with respect to our audits of the consolidated financial statements of International Smart Sourcing Inc. as of December 31, 2007 and for the years ended December 31, 2007 and December 31, 2006, which report is included in this Annual Report on Form 10-KSB of International Smart Sourcing, Inc. for the year ended December 31, 2007.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, NY
March 12, 2008